Exhibit 99

MATRIX SERVICE COMPANY REPORTS SOLID FIRST QUARTER RESULTS; MAINTAINS GUIDANCE

•	Fully diluted earnings per share increased to $0.37 compared to $0.22 in the first quarter of fiscal 2015

•	Consolidated gross profit increased 21.9% to $34.6 million

•	Revenue increased in the Electrical Infrastructure, Storage Solutions, and Oil Gas & Chemical segments, offset by the expected reduction in the Industrial Segment

•	Backlog remains strong at $1.28 billion with an additional $183.4 million in new project awards

TULSA, OK – November 4, 2015 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the first quarter ended September 30, 2015.

"Despite continued challenges in the energy and industrial markets overall, Matrix Service Company performed well in the first quarter," said John Hewitt, President and CEO. "It is the quality of our performance that drives results. First quarter earnings per share were up more than 68% compared to the same period in fiscal 2015. Backlog is strong and our bid funnel is healthy. Increased revenue in all but one of our segments proves the strength of our business and the value of our strategic diversification. Overall, we are very pleased with our first quarter results."

Hewitt added that the two foundational projects announced in fiscal 2015 - the Napanee Generating Station and the gathering terminals for Dakota Access Pipeline - are also on plan. "As we evaluate our performance on both existing and future projects, as well as opportunities on the horizon, we're confident in our ability to continue to deliver solid results," he said.
First Quarter Fiscal 2016 Results
Consolidated revenue was $319.3 million for the three months ended September 30, 2015, compared to consolidated revenue of $321.7 million in the same period in the prior fiscal year. On a segment basis, consolidated revenue increased in the Electrical Infrastructure, Storage Solutions and Oil Gas & Chemical segments by $9.9 million, $10.9 million and $15.0 million, respectively. These increases were offset by a reduction in the Industrial segment of $38.2 million.

Consolidated gross profit increased from $28.4 million in the three months ended September 30, 2014 to $34.6 million in the three months ended September 30, 2015. Gross margins were 10.8% in the three months ended September 30, 2015 compared to 8.8% for the three months ended September 30, 2014. Prior year margins were reduced 1.8% to 8.8% due to a $3.3 million project charge on an acquired EPC joint venture project.

Consolidated SG&A expenses were $19.5 million in the three months ended September 30, 2015 compared to $19.8 million in the same period a year earlier. SG&A expense as a percentage of revenue was 6.1% in the three months ended September 30, 2015 compared to 6.2% for the three months ended September 30, 2014.
Backlog
Backlog at September 30, 2015 totaled $1.28 billion compared to $1.42 billion at June 30, 2015. Project awards totaled $183.4 million in the three months ended September 30, 2015.
Financial Position
Availability under the Company's credit facility of $125.2 million along with the Company's cash balance of $69.2 million provided liquidity of $194.4 million at September 30, 2015, a quarterly increase of $19.6 million or 11.2%.
Earnings Guidance
The Company is maintaining fiscal 2016 revenue guidance of between $1.4 billion and $1.6 billion and is maintaining fiscal 2016 earnings guidance of between $1.45 and $1.75 per fully diluted share.

Conference Call Details
In conjunction with the earnings release, Matrix Service Company will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Thursday, November 5, 2015 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Matrix Service Company provides engineering, fabrication, construction and repair and maintenance services to the Electrical Infrastructure, Oil Gas & Chemical, Storage Solutions and Industrial markets.
The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities throughout the United States and Canada.
This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	September 30, 2015	September 30, 2014
Revenues	$319,331	$321,683
Cost of revenues	284,747	293,304
Gross profit	34,584	28,379
Selling, general and administrative expenses	19,483	19,832
Operating income	15,101	8,547
Other income (expense):
Interest expense	(263)	(351)
Interest income	31	42
Other	(54)	57
Income before income tax expense	14,815	8,295
Provision for federal, state and foreign income taxes	5,076	3,624
Net income	9,739	4,671
Less: Net loss attributable to noncontrolling interest	(202)	(1,243)
Net income attributable to Matrix Service Company	$9,941	$5,914

Basic earnings per common share	$0.38	$0.22
Diluted earnings per common share	$0.37	$0.22
Weighted average common shares outstanding:
Basic	26,476	26,470
Diluted	27,050	27,134

Matrix Service Company
Consolidated Balance Sheets
(unaudited)
(In thousands)

	September 30, 2015	June 30, 2015
Assets
Current assets:
Cash and cash equivalents	$69,180	$79,239
Accounts receivable, less allowances (September 30, 2015— $895 and June 30, 2015—$561)	182,634	199,149
Costs and estimated earnings in excess of billings on uncompleted contracts	83,604	86,071
Deferred income taxes	7,274	8,298
Inventories	2,863	2,773
Income taxes receivable	459	579
Other current assets	8,494	5,660
Total current assets	354,508	381,769
Property, plant and equipment at cost:
Land and buildings	32,609	32,746
Construction equipment	88,131	87,561
Transportation equipment	47,196	47,468
Office equipment and software	28,072	28,874
Construction in progress	8,095	5,196
Total property, plant and equipment - at cost	204,103	201,845
Accumulated depreciation	(120,150)	(116,782)
Property, plant and equipment - net	83,953	85,063
Goodwill	70,940	71,518
Other intangible assets	22,926	23,961
Deferred income taxes - noncurrent	2,118	2,073
Other assets	2,126	3,947
Total assets	$536,571	$568,331

Matrix Service Company
Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	September 30, 2015	June 30, 2015
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$99,759	$125,792
Billings on uncompleted contracts in excess of costs and estimated earnings	75,275	96,704
Accrued wages and benefits	22,719	26,725
Accrued insurance	8,736	8,100
Income taxes payable	4,494	3,268
Deferred income taxes	863	473
Other accrued expenses	5,686	6,498
Total current liabilities	217,532	267,560
Deferred income taxes - noncurrent	7,244	7,413
Borrowings under senior credit facility	9,766	8,804
Total liabilities	234,542	283,777
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2015, and June 30, 2015; 26,531,657 and 26,440,823 shares outstanding as of September 30, 2015 and June 30, 2015	279	279
Additional paid-in capital	124,146	123,038
Retained earnings	204,335	194,394
Accumulated other comprehensive loss	(8,375)	(5,926)
	320,385	311,785
Less: Treasury stock, at cost— 1,356,560 shares as of September 30, 2015, and 1,447,394 shares as of June 30, 2015	(17,845)	(18,489)
Total Matrix Service Company stockholders’ equity	302,540	293,296
Noncontrolling interest	(511)	(8,742)
Total stockholders' equity	302,029	284,554
Total liabilities and stockholders’ equity	$536,571	$568,331

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2015	September 30, 2014
Gross revenues
Electrical Infrastructure	$65,625	$55,673
Oil Gas & Chemical	68,959	54,199
Storage Solutions	144,570	133,350
Industrial	41,335	79,360
Total gross revenues	$320,489	$322,582
Less: Inter-segment revenues
Electrical Infrastructure	$—	$—
Oil Gas & Chemical	648	840
Storage Solutions	334	59
Industrial	176	—
Total inter-segment revenues	$1,158	$899
Consolidated revenues
Electrical Infrastructure	$65,625	$55,673
Oil Gas & Chemical	68,311	53,359
Storage Solutions	144,236	133,291
Industrial	41,159	79,360
Total consolidated revenues	$319,331	$321,683
Gross profit (loss)
Electrical Infrastructure	$4,708	$(489)
Oil Gas & Chemical	5,683	4,386
Storage Solutions	20,232	14,518
Industrial	3,961	9,964
Total gross profit	$34,584	$28,379
Operating income (loss)
Electrical Infrastructure	$1,200	$(3,656)
Oil Gas & Chemical	1,416	578
Storage Solutions	11,549	7,103
Industrial	936	4,522
Total operating income	$15,101	$8,547

Matrix Service Company
Consolidated Statements of Cash Flows
(unaudited)
(In thousands)

	Three Months Ended
	September 30, 2015	September 30, 2014
Operating activities:
Net income	$9,739	$4,671
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	5,429	5,771
Deferred income tax	1,380	(1,994)
Gain on sale of property, plant and equipment	(74)	(122)
Provision for uncollectible accounts	334	465
Stock-based compensation expense	1,658	1,457
Excess tax benefit of exercised stock options and vesting of deferred shares	(20)	(660)
Other	60	59
Changes in operating assets and liabilities increasing (decreasing) cash, net of effects from acquisitions:
Accounts receivable	16,181	30,379
Costs and estimated earnings in excess of billings on uncompleted contracts	2,467	(16,811)
Inventories	(90)	39
Other assets and liabilities	293	10,726
Accounts payable	(26,197)	(17,531)
Billings on uncompleted contracts in excess of costs and estimated earnings	(21,429)	(4,732)
Accrued expenses	(4,182)	(6,605)
Net cash provided (used) by operating activities	(14,451)	5,112
Investing activities:
Acquisition of property, plant and equipment	(3,941)	(3,656)
Acquisition	—	(5,250)
Proceeds from asset sales	135	148
Net cash used by investing activities	$(3,806)	$(8,758)

Matrix Service Company
Consolidated Statements of Cash Flows (continued)
(Unaudited)
(In thousands)

	Three Months Ended
	September 30, 2015	September 30, 2014
Financing activities:
Capital contributions from noncontrolling interest	$8,433	$—
Issuances of common stock	384	193
Excess tax benefit of exercised stock options and vesting of deferred shares	20	660
Advances under credit agreement	962	5,817
Repayments of advances under credit agreement	—	(6,094)
Proceeds from issuance of common stock under employee stock purchase plan	72	58
Repurchase of common stock for payment of statutory taxes due on equity-based compensation	(382)	(913)
Net cash provided (used) by financing activities	9,489	(279)
Effect of exchange rate changes on cash	(1,291)	(436)
Net decrease in cash and cash equivalents	(10,059)	(4,361)
Cash and cash equivalents, beginning of period	79,239	77,115
Cash and cash equivalents, end of period	$69,180	$72,754
Supplemental disclosure of cash flow information:
Cash paid (received) during the period for:
Income taxes	$1,747	$(1,972)
Interest	$311	$524
Non-cash investing and financing activities:
Purchases of property, plant and equipment on account	$603	$370

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.

Three Months Ended September 30, 2015

The following table provides a summary of changes in our backlog for the three months ended September 30, 2015:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2015	$493,973	$132,985	$670,493	$123,147	$1,420,598
Project awards	38,440	64,364	67,565	13,074	183,443
Revenue recognized	(65,625)	(68,311)	(144,236)	(41,159)	(319,331)
Backlog as of September 30, 2015	$466,788	$129,038	$593,822	$95,062	$1,284,710